Exhibit 99.1

PRESS RELEASE

Investor Relations Contact:

Investor Relations

Embarcadero Technologies

Investor@Embarcadero.com

415/834-3131 X 282

EMBARCADERO TECHNOLOGIES, INC. ANNOUNCES

SELECTED PRELIMINARY THIRD QUARTER 2006 RESULTS

AND UPDATES THE ONGOING REVIEW OF

THE COMPANY’S STOCK OPTION GRANT PRACTICES

San Francisco, CA, November 30, 2006 – Embarcadero Technologies, Inc. (NASDAQ: EMBT) today announced selected preliminary results for the third quarter ended September 30, 2006 and provided an update on the ongoing review of the Company’s stock option grant practices.

Selected Preliminary Third Quarter Results

Total revenues for the third quarter of 2006 were $14.9 million, a 0.7% increase compared to the prior year’s third quarter results of $14.8 million. License revenue decreased to $6.4 million in the third quarter of 2006 compared to $7.1 million in the third quarter of 2005. Maintenance revenue increased to $8.5 million in the third quarter of 2006 compared to $7.6 million in the third quarter of 2005.

Total revenues for the nine months ended September 30, 2006 were $44.4 million, a 5.7% increase compared to the results of $42.0 million for the nine months ended September 30, 2005. License revenue for the nine months ended on both September 30, 2006 and September 30, 2005 was $19.7 million. Maintenance revenue for the nine months ended September 30, 2006 increased to $24.7 million compared to $22.1 million for the nine months ended September 30, 2005.

Cash flow from operations was $2.9 million for the three months ended September 30, 2006. Cash, cash equivalents, and short-term investments were $70.9 million at September 30, 2006. Total deferred revenue was $16.6 million at September 30, 2006, compared to $16.0 million at December 31, 2005.

Due to the ongoing review of stock option grant practices by the Audit Committee, the Company is unable to announce full earnings results for the third quarter ended September 30, 2006 at this time. The Company does not expect to be in a position to announce complete and final financial results for the third quarter until the Audit Committee has completed its review.

Update on Audit Committee’s Review of the Company’s Stock Option Grant Practices

The Company also announced today that the Audit Committee, as part of its ongoing review of the Company’s stock option grant practices, has discovered evidence of backdating of stock options from 2000 to 2005, but is currently unable to determine the impact of such practices on the Company’s historical financial statements with any degree of certainty. The Audit Committee advised the Company that it may need to restate its historical financial statements for the periods commencing on or after January 1, 2000 through the present, including those in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and the Quarterly Reports on Form 10-Q for the first and second quarters of fiscal 2006. The Audit Committee has stated that it has not made a determination of non-reliance of the Company’s historical financial statements at this time.

The Company is currently unable to determine the impact that the Audit Committee’s review of stock option practices may have on the completion of the Company’s proposed merger with EMBT Merger Corp., a Delaware corporation and a wholly-owned subsidiary of EMB Holding Corp. (an affiliate of Thoma Cressey Equity Partners, Inc.). The Company has advised EMB Holding Corp. of the foregoing matters and is in preliminary discussions with EMB Holding Corp. regarding the impact of such matters on the proposed merger.

With respect to the stockholder vote on the proposed merger, which is currently scheduled to occur at the special meeting of stockholders to be held on November 30, 2006, the Company has received proxies representing a sufficient number of votes to constitute a quorum and to adopt the proposed merger agreement. The Company intends, however, to convene and then promptly move to adjourn the meeting to December 18, 2006, without a vote on the proposed merger in order to allow sufficient time for the Audit Committee to proceed with its review and for the Company to discuss the results of the review with EMB Holding Corp. and to disseminate any supplemental proxy materials that may be required prior to the vote on the proposed merger. There can be no assurance that the proposed merger will be completed on the current terms and conditions, or at all.

About Embarcadero Technologies

Embarcadero Technologies, Inc. (NASDAQ: EMBT) is a leading provider of strategic data management solutions that help companies to improve the availability, integrity, accessibility, and security of corporate data. Nearly 12,000 customers, including 97 of the Fortune 100, rely on Embarcadero Technologies solutions to maximize their return on corporate data assets and to meet the challenges of explosive data growth, escalating data security requirements, and complex, multi-platform data environments. Embarcadero Technologies is headquartered in San Francisco, CA. For more information, call 415/834-3131 or visit www.embarcadero.com.

Forward- Looking Statements

The statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties, including risks associated with non-compliance with NASDAQ listing requirements and the possible delisting of our securities, the ability of the Audit Committee to complete its review, any findings or restatements resulting from such review and fluctuations in quarterly results and other risks identified in the Company’s periodic filings with the Securities and Exchange Commission including, but not limited to, those appearing under the caption “Risk Factors” in the Company’s most recent Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. Actual results, events, and performance may differ materially. Readers are cautioned not to place undue relevance on these forward-looking statements, which speak only as of the date hereof. Except as required by law, the Company does not intend to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated events.

Embarcadero, the Embarcadero Technologies logos and all other Embarcadero Technologies product or service names are trademarks of Embarcadero Technologies, Inc. All other trademarks are property of their respective owners.